Exhibit 10.1

AMENDMENT NO. 4 TO

EMPLOYMENT AGREEMENT

This Amendment No. 4 to Employment Agreement (this “Amendment”), is executed as of March 22, 2011, by and among Sunstone Hotel Investors, Inc., a Maryland corporation (“Sunstone”), Sunstone Hotel Partnership, LLC, a Delaware limited liability company (the “Operating Partnership”), and Robert A. Alter (the “Executive”).

WHEREAS, Sunstone, the Operating Partnership and the Executive are parties to an Employment Agreement, effective as of the Effective Date (as defined in the Employment Agreement), which has been modified and amended by that certain Amendment to Employment Arrangements, dated as of March 19, 2007 (the “First Amendment”), that certain Amendment No. 2 to Employment Agreement, dated as of July 21, 2008 (the “Second Amendment”), that certain Amendment No. 3 to Employment Agreement, dated as of December 31, 2008 (the “Third Amendment”) and that certain Waiver Agreement, dated as of February 19, 2010 (the “Fourth Amendment”) (the Employment Agreement, together with each of the First Amendment, Second Amendment, Third Amendment and Fourth Amendment, are hereinafter collectively referred to as, the “Employment Agreement”);

WHEREAS, as a result of the departure of Sunstone’s Chief Executive Officer on December 17, 2010, the Executive’s role at the Company has substantially increased; and

WHEREAS, Sunstone, the Operating Partnership and the Executive desire to amend the Employment Agreement for the Executive’s continued and expanded service as Executive Chairman of Sunstone and the Operating Partnership.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.    Position and Duties.

(a)    The first two sentences of Section 2(a)(i) of the Employment Agreement shall be deleted in their entirety and replaced with the following:

“During the Employment Period, the Executive shall serve as Executive Chairman of Sunstone and the Operating Partnership and shall perform such employment duties as are usual and customary for such positions and such other duties as the Board of Directors of Sunstone (the “Board”) shall from time to time reasonably assign to the Executive.”

(b)    The last three sentences of Section 2(a)(i) of the Employment Agreement shall be deleted in their entirety.

(c)    The first sentence of Section 2(a)(ii) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote at least 80% of his time, energy, skill and best efforts to the performance of his duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company.”

2.    Compensation.

(a)    Pursuant to the Fourth Amendment, the Executive voluntarily reduced his base salary from $286,000 to $186,000 in respect of calendar year 2010. Commencing January 1, 2011, the Executive’s base salary reverted back to $286,000. By this Amendment, the Company has agreed to increase the Executive’s base salary to $309,338 in light of his increased role at the Company, representing an increase of approximately 8.2%. The first two sentences of Section 2(b)(i) of the Employment Agreement shall be deleted in their entirety and replaced with the following:

“Commencing February 21, 2011, the Executive shall receive a base salary (the “Base Salary”) of Three Hundred Nine Thousand Three Hundred Thirty-Eight Dollars ($309,338) per annum.”

(b)    Section 2(b)(ii) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“(ii)    Annual Bonus. Commencing with the Company’s fiscal year 2011 and for each full or partial fiscal year thereafter during the Employment Period, in addition to the Base Salary, the Executive shall be eligible to earn, for each calendar year ending during the Employment Period, an annual cash performance bonus (an “Annual Bonus”) under the Company’s bonus plan or plans applicable to senior executives. The amount of any Annual Bonus and the performance goals applicable to such Annual Bonus for the relevant year shall be determined in accordance with the terms and conditions of said bonus plan as in effect from time to time with the following award levels: (1) threshold equal to 125% of Base Salary; (2) target equal to 225% of Base Salary (“Target Annual Bonus”); (3) high equal to 250% of Base Salary; and (4) superior (maximum) equal to 300% of Base Salary; provided, however, that no minimum bonus is guaranteed and any bonus may equal zero in any given year. The Annual Bonus payable, if any, in respect of any calendar year performance period shall be paid no later than the March 15 immediately following such calendar year performance period. The terms and conditions of any such bonus plan shall be determined by the Compensation Committee in its sole discretion.”

(c)    The last two sentences of Section 2(b)(iv) of the Employment Agreement shall be deleted in their entirety and replaced with the following:

“Commencing with the Company’s fiscal year 2011 and for each full or partial fiscal year thereafter during the Employment Period, in addition to Base Salary, the Executive shall be eligible to earn equity awards under the Company’s long-term incentive plan, subject to vesting and other conditions determined by the Compensation Committee, in its sole discretion. The form, amount and terms of equity awards, if any, shall be determined by the Compensation Committee in accordance with the terms and conditions of plans as in effect from time to time with the following award levels: (1) threshold equal to 250% of Base Salary; (2) target equal to 300% of Base Salary; (3) high equal to 375% of Base Salary; and (4) superior (maximum) equal to 450% of Base Salary; provided, however, that no minimum equity award is guaranteed and any award may equal zero in any given year. Any such grants shall be evidenced in the form equity award agreements customarily utilized by the Company for its senior executives.”

3.    Termination Upon Change in Control.

The first sentence of Section 5 of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“If a Change in Control (as defined herein) occurs during the Employment Period, and the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, in each case within twelve (12) months after the effective date of the Change in Control, then the Executive shall be entitled to the payments and benefits provided in Section 4(a), subject to the terms and conditions thereof; provided, however, that the Severance Amount shall be an amount equal to three (3) times the sum of (x) Base Salary in effect on the Date of Termination plus, (y) the greater of (xx) the Target Annual Bonus in effect on the Date of Termination and (yy) the actual Annual Bonus paid to the Executive in respect of the last full calendar year immediately preceding the Date of Termination.”

4.    Certain Additional Payments by the Company.

Section 8 of the Employment Agreement shall be deleted in its entirety.

5.    Effect on Employment Agreement. The terms of the Employment Agreement not modified by this Amendment will remain in force and are not affected by this Amendment.

6.    Miscellaneous. This Amendment will be governed and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Employment Agreement.

[Signatures appear on next page.]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

EXECUTIVE:	SUNSTONE HOTEL INVESTORS, INC., a Maryland corporation

/s/ Robert A. Alter	By:	/s/ Kenneth E. Cruse
Robert A. Alter		Name: Kenneth E. Cruse
Its: President

SUNSTONE HOTEL PARTNERSHIP, LLC, a Delaware limited liability company

By:	Sunstone Hotel Investors, Inc.
Its: Managing Member

By:	/s/ Kenneth E. Cruse
Name: Kenneth E. Cruse
Its: President

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